Exhibit 99.1

March 2, 2004

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Media may contact:

Betsy Weinberger, Bank of America, 704.387.7376

betsy.weinberger@bankofamerica.com

Bank of America advised of Parmalat Investigation

CHARLOTTE — Italian authorities advised Bank of America today that the activities of the company and certain former or current employees in Milan are being investigated in connection with Parmalat Finanziera SpA. Bank of America through certain of its subsidiaries has provided financial services to Parmalat and its related entities.

Previously, on January 8, 2004, Italian authorities identified Luca Sala, a former employee, as a subject of the investigation. Today, Italian authorities advised the company that three additional employees in the Milan office are being investigated, two of whom today submitted letters of resignation.

Bank of America has provided information to, and continues to cooperate fully with, various governmental entities, including the SEC and Italian authorities. The company cannot determine at this time the eventual outcome, timing or impact of the investigation or matters related to Parmalat.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations and institutions with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience for consumers in the United States, serving 1 in 3 American households with 4,200 banking centers, more than 13,100 ATMs and award-winning internet site with more than seven million active online users. Bank of America is rated the number one Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 94 percent of the U.S. Fortune 500 companies and 76 percent of the Global Fortune 500. The seventh most profitable company in the United States, Bank of America had $736 billion in assets, $414 billion in deposits and a market capitalization of $115.9 billion at December 31, 2003. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange. For more information, please go to www.bankofamerica.com.

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